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                   [LETTERHEAD OF CROWE, CHIZEK & COMPANY LLP]



CONSENT OF INDEPENDENT ACCOUNTANTS





         We consent to the incorporation by reference in this Registration Statement on Form S-8 of Peoples-Sidney Financial Corporation of our report dated July 10, 1998 relating to the consolidated balance sheets of Peoples-Sidney Financial Corporation and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1998, which report is included in the Annual Report on Form 10-KSB of Peoples-Sidney Financial Corporation for its fiscal year ended June 30, 1998.




/S/ CROWE, CHIZEK & COMPANY LLP

CROWE, CHIZEK & COMPANY LLP
Sidney, Ohio
March 4, 1999